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                                                                    Exhibit 12.1

Pennsylvania Real Estate Investment Trust
Statement of Combined Fixed Charges and
Preference Dividends to Earnings (dollars in thousands)
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                                      For the Nine
                                      Months Ended
                                      September 30,                 For the years ended December 31,
                                      -------------   --------------------------------------------------------------
                                           2003          2002         2001         2000         1999         1998
                                      -------------   ---------   ----------    ----------   ----------   ----------
Income before allocation to minority
     interests and income from
     investments in unconsolidated
     joint ventures                      $   3,757   $    5,696   $    4,447    $   15,732   $    9,160   $    2,903

Plus Fixed Charges:
     Interest expense (includes
       amortization of finance charges)     21,626       15,378       12,306        11,102       11,115        7,559
     Capitalized interest                    1,055        1,722        3,018         4,457        2,311        1,578
                                         ---------   ----------   ----------     ---------    ---------    ---------
                                         $  26,438   $   22,796   $   19,771    $   31,291   $   22,586   $   12,040

Plus distributed income of investments
     in unconsolidated joint ventures        4,714       11,799       14,922         5,057        7,170       16,313
     Less: capitalized interest            (1,055)      (1,722)      (3,018)       (4,457)      (2,311)     (1,578)
                                         ---------   ----------   ----------     ---------    ---------    ---------
     Total Earnings                     $   30,097   $   32,873   $   31,675    $   31,891   $   27,445   $   26,775

Interest expense (including
     amortization of finance charges)   $   21,626   $   15,378   $   12,306    $   11,102   $   11,115   $    7,559
Capitalized interest                         1,055        1,722        3,018         4,457        2,311        1,578
                                         ---------   ----------   ----------     ---------    ---------    ---------
                  Fixed Charges          $  22,681   $   17,100   $   15,324    $   15,559   $   13,426   $    9,137
                                         =========   ==========   ==========    ==========    ==========  ==========

                  Total Earnings         $  30,097   $   32,873   $   31,675    $   31,891   $   27,445   $   26,775

Fixed Charges                            $  22,681   $   17,100   $   15,324    $   15,559   $   13,426   $    9,137
Combined Fixed Charges
   and Preference Dividends
   to Earnings                                1.33         1.92         2.07          2.05         2.04         2.93
                                         =========   ==========   ==========    ==========    ==========  ==========

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